TODD SHIPYARDS CORPORATION ANNOUNCES AWARD OF CONTRACT TO OVERHAUL USNS FLINT (T-AE 32)

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...March 5, 2007...Todd Shipyards Corporation (NYSE:TOD) announced today its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific") was awarded a contract (Contract No. N40442-07-C-2003) by the Military Sealift Fleet Support Command to perform mid-term availability work on the ammunition supply ship USNS Flint (T-AE 32) ("Flint"). The overhaul and repair work includes ship's service turbine generator and reduction gear renewal, steering gear refurbishment, valve work and replacement, and other repairs and preservation work. The Flint is expected to arrive at Todd's Seattle shipyard on May 18, 2007 and is scheduled to be completed in July 2007. The firm fixed priced contract award is $3,273,770 and includes options, which, if exercised, would bring the total contract value to $4,028,936.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, Military Sealift Command, MARAD, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd Shipyards Corporation has operated a shipyard in Seattle since 1916.